Exhibit 10.5

[•], 2020

Roth CH Acquisition II Co.

888 San Clemente Drive, Suite 400
Newport Beach, CA 92660

Ladies and Gentlemen:

Roth CH Acquisition II Co. (the “Company”), a blank check company formed for the purpose of acquiring one or more businesses or entities (a “Business Combination”), intends to register its securities under the Securities Act of 1933, as amended (“Securities Act”), in connection with its initial public offering (“IPO”), pursuant to a registration statement on Form S-1 (“Registration Statement”).

Each of the undersigned (each a “Purchaser” and collectively the “Purchasers”) hereby commits that it will purchase the number of units, as set forth opposite their respective name in Exhibit A attached hereto (the “Private Units”), each Private Unit consisting of one share of common stock of the Company, $0.0001 par value (the “Common Stock”) and one-half of one warrant with each whole warrant entitling its holder to purchase one share of Common Stock (the “Warrants”), at $10.00 per Private Unit, for an aggregate purchase price of $2,600,000 (the “Private Unit Purchase Price”).

The Purchasers hereby agree that they will purchase an additional amount of units of the Company, which amount is set forth opposite each Purchaser’s respective name in Exhibit A attached hereto (“Over-Allotment Units”), or an aggregate maximum purchase price of $150,000 (“Over-Allotment Unit Purchase Price”, together with the Private Unit Purchase Price, the “Purchase Price”), in the event Roth Capital Partners, LLC and Craig-Hallum Capital Group LLC (collectively, the “Underwriters”) exercise the over-allotment option, such that the amount held in the trust account (as described in the Registration Statement, the “Trust Account”) does not fall below $10.00 per share for each share of Common Stock sold in the IPO.

At least twenty-four (24) hours prior to the pricing of the IPO, each Purchaser will cause the applicable Private Unit Purchase Price to be delivered to an escrow account maintained by Loeb & Loeb LLP, as escrow agent (“Loeb”) in accordance with the wire instructions set forth in Exhibit B attached hereto.

The consummation of the purchase and issuance of the Private Units shall occur simultaneously with the consummation of the IPO and the consummation of the purchase and issuance of the Over-Allotment Units shall occur simultaneously with the closing of any exercise of the over-allotment option related to the IPO. Simultaneously with or prior to the consummation of the IPO, Loeb shall deposit the Private Unit Purchase Price, without interest or deduction, into the trust fund (“Trust Fund”) established by the Company for the benefit of the Company’s public shareholders as described in the Registration Statement.

The Company and each Purchaser acknowledges and agrees that Loeb is serving hereunder solely as a convenience to the parties to facilitate the purchase of the Private Units and Loeb’s sole obligation under this letter agreement is to act with respect to holding and disbursing the Purchase Price for the Private Units as described above. Loeb shall not be liable to the Company, the Underwriters or any Purchaser or any other person or entity in respect of any act or failure to act hereunder or otherwise in connection with performing its services hereunder unless Loeb has acted in a manner constituting gross negligence or willful misconduct. The Company and each Purchaser shall indemnify Loeb against any claim made against it (including reasonable attorney’s fees) by reason of it acting or failing to act in connection with this letter agreement except as a result of its gross negligence or willful misconduct. Loeb may rely and shall be protected in acting or refraining from acting upon any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties.

The Private Units and Over-Allotment Units will be identical to the units to be sold by the Company in the IPO. Additionally, each Purchaser agrees:

•	to vote the shares of Common Stock included in the Private Units and Over-Allotment Units in favor of any proposed Business Combination;

•	that as long as the Warrants underlying the Private Units and Over-Allotment Units are held by the Purchasers or their designees or affiliates, they may not be exercised after five years from the effective date of the Registration Statement;

•	not to propose, or vote in favor of, an amendment to the Company’s Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of the Company’s shares of Common Stock sold in the IPO if the Company does not complete an initial Business Combination within 24 months from the closing of the IPO, unless the Company provides the holders of shares of Common Stock sold in the IPO with the opportunity to redeem their shares of Common Stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount of the Trust Fund, including interest earned on Trust Fund and not previously released to the Company to pay the Company’s franchise and income taxes, divided by the number of then outstanding shares of Common Stock sold in the IPO;

•	not to convert any shares of Common Stock included in the Private Units and Over-Allotment Units into the right to receive cash from the Trust Fund in connection with a shareholder vote to approve either a Business Combination or an amendment to the provisions of the Company’s Amended and Restated Certificate of Incorporation, and not to tender any shares of Common Stock included in the Private Units and Over-Allotment Units in connection with a tender offer conducted prior to the closing of a Business Combination;

•	that the Purchasers will not participate in any liquidation distribution with respect to the Private Units and Over-Allotment Units or any underlying securities (but will participate in liquidation distributions with respect to any units or shares of Common Stock purchased by the Purchasers in the IPO or in the open market) if the Company fails to consummate a Business Combination;

•	that the Private Units, Over-Allotment Units and underlying securities will not be transferable until after the consummation of a Business Combination except (i) to the Company’s pre-IPO shareholders, or to the Company’s officers, directors, advisors and employees, (ii) transfers to the Purchasers’ affiliates or their members upon their liquidation, (iii) to relatives and trusts for estate planning purposes, (iv) by virtue of the laws of descent and distribution upon death, (v) pursuant to a qualified domestic relations order, (vi) by private sales made in connection with the consummation of a Business Combination at prices no greater than the price at which the Private Units were originally purchased or (vii) to the Company for cancellation in connection with the consummation of a Business Combination, in each case (except for clause vii) where the transferee agrees to the terms of the transfer restrictions; and

•	the Private Units and Over-Allotment Units will include any additional terms or restrictions as is customary in other similarly structured blank check company offerings or as may be reasonably required by the underwriters in the IPO in order to consummate the IPO, each of which will be set forth in the Registration Statement.

Each of the Purchasers acknowledges and agrees that they will execute agreements in form and substance typical for transactions of this nature necessary to effectuate the foregoing agreements and obligations prior to the consummation of the IPO as are reasonably acceptable to the Purchasers, including but not limited to an insider letter.

Each of the Purchasers listed under the caption “Underwriters and Related Persons” on Exhibit A attached hereto further acknowledges and agrees that the Private Units and their component parts and the related registration rights will be deemed compensation by the Financial Industry Regulatory Authority (“FINRA”) and will therefore, pursuant to Rule 5110(e) of the FINRA Manual, be subject to lock-up for a period of 360 days immediately following the date of effectiveness or commencement of sales in the IPO, subject to FINRA Rule 5110(e)(2). Additionally, the Private Units and their component parts and the related registration rights held by the Purchasers listed under the caption “Underwriters and Related Persons” on Exhibit A attached hereto may not be sold, transferred, assigned, pledged or hypothecated during the foregoing 360 day period following the effective date of the Registration Statement except to any underwriter or selected dealer participating in the IPO and the bona fide officers or partners of the applicable Purchaser and any such participating underwriter or selected dealer. Additionally, the Private Units and their component parts and the related registration rights held by the Purchasers listed under the caption “Underwriters and Related Persons” on Exhibit A attached hereto will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of such securities by any person for a period of 360 days immediately following the date of effectiveness or commencement of sales in the IPO. Additionally, each Purchaser listed under the caption “Underwriters and Related Persons” on Exhibit A attached hereto may not exercise demand or piggyback rights with respect to the Private Units and their components parts after five (5) and seven (7) years, respectively, from the effective date of the Registration Statement and may not exercise demand rights on more than one occasion, all in accordance with FINRA Rule 5110.05.

Each of the Purchasers hereby represents and warrants that:

(a)	it has been advised that the Private Units and Over-Allotment Units have not been registered under the Securities Act;

(b)	it will be acquiring the Private Units and Over-Allotment Units for its account for investment purposes only;

(c)	it has no present intention of selling or otherwise disposing of the Private Units and Over-Allotment Units in violation of the securities laws of the United States;

(d)	it is an “accredited investor” as defined by Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended;

(e)	it has had both the opportunity to ask questions and receive answers from the officers and directors of the Company and all persons acting on its behalf concerning the terms and conditions of the offer made hereunder;

(f)	it is familiar with the proposed business, management, financial condition and affairs of the Company;

(g)	it has full power, authority and legal capacity to execute and deliver this letter and any documents contemplated herein or needed to consummate the transactions contemplated in this letter; and

(h)	this letter constitutes its legal, valid and binding obligation, and is enforceable against it.

This letter agreement constitutes the entire agreement between the Purchaser and the Company with respect to the purchase of the Private Units and Over-Allotment Units, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to the same.

Very truly yours,

PURCHASERS

CR Financial Holdings, Inc.

By:
Name: Byron Roth
Title: Chief Executive Officer

CHLM Sponsor-1 LLC

By:
Name: Steve Dyer
Title: Chief Executive Officer

Byron Roth

Gordon Roth

Aaron Gurewitz, as Trustee of the AMG Trust established January 23, 2007

Theodore Roth

John Lipman

Nazan Akdeniz

Louis J. Ellis III

Molly Hemmeter

Hampstead Park Capital Management, LLC

By:
Name: Daniel M. Friedberg
Title: Managing Member

Adam Rothstein

Accepted and Agreed:

ROTH CH ACQUISITION II CO.

By:
Name: Byron Roth
Title: Chief Executive Officer

Exhibit A

Purchaser	Number of Private Units	Number of Over-Allotment Units
Underwriters and Related Persons

CR Financial Holdings, Inc.	170,713	9,849
CHLM Sponsor-1 LLC	27,433	1,583
Byron Roth	9,554	551
Gordon Roth	1,965	114
Aaron Gurewitz, as Trustee of the AMG Trust established January 23, 2007	2,511	145
Theodore Roth	1,092	63
John Lipman	24,567	1,417
Nazan Akdeniz	164	9
Louis J. Ellis III	164	9

Independent Directors

Adam Rothstein (Hampstead Park Capital Management, LLC)	7,279	420
Daniel M. Friedberg	7,279	420
Molly Hemmeter	7,279	420

Exhibit B

Wire Instructions

[•]